U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2005

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

Item 3.02  Unregistered Sales of Equity Securities.

Under a sale and purchase agreement dated December 8, 2005, Great China International Holdings, Inc., has agreed to acquire through its subsidiary, Shenyang Maryland International Industry Co. Ltd., 70 percent of the equity interest in Shenyang Xinchao Development Co. Ltd, a Sino-Foreign joint venture corporation with a registered initial capital of RMB100 million that was formed for the purpose of owning and developing the Xita Project. The Xita Project, also known as the “Korean City” is located in the Xi Ta district of Shenyang, China with an estimated gross site area of approximately 101,000 square meters. Development and construction of the Xita Project is estimated to require at least three years.

Great China is acquiring the 70 percent equity interest in the joint venture from Shenyang Yunfeng Real Estate Development Co. Ltd., which is owned and controlled by Jiang Fang and Jiang Peng, who are officers, directors, and principal stockholders of Great China. Under the terms of the agreement, both Great China and Shenyang Yunfeng Real Estate Development will select a valuation consultant who will determine the aggregate value of Great China International Holdings on or before April 30, 2006. The purchase price will be equal to 70% of 90% of the aggregate value of Great China International Holdings, but in no event less than RMB70 million or more than RMB90 million (based on current exchange rates approximately US $10.8 million). The purchase price will be paid on or after April 30, 2006, but no later than July 30, 2006, through: (i) the payment of RMB40 million in cash to Shenyang Yunfeng Real Estate Development, which was previously paid by it to the joint venture; (ii) assumption of the obligation of Shenyang Yunfeng Real Estate Development to make additional contributions to the joint venture in the amount of RMB30 million; and (iii) for any amount in excess of RMB70 million through the issuance to Shenyang Yunfeng Real Estate Development of shares of restricted common stock of Great China based on a price per share equal to the average market price for Great China common stock during the three-month period prior to April 30, 2006. Great China intends to seek bank financing for the initial payment of RMB40 million, which is due within 60 days.

As noted above, Shenyang Yunfeng Real Estate Development Co. is owned and controlled by Jiang Fang and Jiang Peng, who are officers, directors, and principal stockholders of Great China. Due to these relationships the parties agreed to use a separate valuation consultant to determine the value of the Xita project and, therefore, the purchase price. Nevertheless, the transaction cannot be considered the result of arms-length negotiation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT CHINA INTERNATIONAL HOLDINGS, INC.

Date: December 12, 2005	By:	/s/ Jiang Fang
Jiang Fang, Chief Executive Officer